Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Fibrocell Science, Inc.
Exton, Pennsylvania
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 31, 2010, relating to the consolidated financial statements, of Fibrocell Science, Inc. (formerly known as Isologen, Inc.) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.
BDO USA, LLP (formerly known as BDO Seidman, LLP)
Houston, Texas
March 11, 2011